Exhibit 3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-182490) of Japan Bank for International Cooperation of our report dated June 17, 2015, with respect to the non-consolidated financial statements of Japan Bank for International Cooperation prepared in accordance with accounting principles generally accepted in Japan included in its Annual Report on Form 18-K for the year ended March 31, 2015.

/s/ Ernst & Young ShinNihon LLC
Ernst & Young ShinNihon LLC
Tokyo, Japan

September 29, 2015